Exhibit 10.1

EXECUTION COPY
PATRIOT COAL CORPORATION

U.S.$175,000,000 3.25% Convertible Senior Notes Due 20131

Purchase Agreement

May 21, 2008

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York  10013

and

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York  10019

As Representatives of the Initial Purchasers

Ladies and Gentlemen:

Patriot Coal Corporation, a corporation organized under the laws of Delaware (the “Company”), proposes to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representatives”) are acting as representatives, U.S.$175,000,000 principal amount of its 3.25% Convertible Senior Notes due 2013 (the “Firm Securities”).  The Company also proposes to grant to the Initial Purchasers an option to purchase up to U.S.$25,000,000 additional principal amount of such Notes to cover over-allotments, if any (the “Option Securities” and, together with the Firm Securities, the “Securities”).  The Securities are convertible into shares of Common Stock, par value U.S.$0.01 per share (the “Common Stock”), of the Company at the conversion price set forth herein.  The Securities are to be issued under an indenture (the “Indenture”), to be dated as of the Closing Date, between the Company and U.S. Bank National Association, as trustee (the “Trustee”).    To the extent there are no additional parties listed on Schedule I other than you, the term Representatives as used herein shall mean you as the Initial Purchasers, and the terms Representatives and Initial Purchasers shall mean either the singular or plural as the context requires.  The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate.  Certain terms used herein are defined in Section 23 hereof.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 2, 2008 by and among Magnum Coal Company, a Delaware corporation (“Magnum”), the Company, Colt Merger Corporation, a Delaware corporation and a wholly-

1  Plus an option to purchase up to an additional U.S.$25,000,000 aggregate principal amount from the Company, solely to cover over-allotments.

owned subsidiary of the Company, ArcLight Energy Partners Fund I, L.P., a Delaware limited partnership, and ArcLight Energy Partners Fund II, L.P., a Delaware limited partnership, subject to the conditions set forth therein, subsequent to the Closing Date Colt Merger Corporation is to be merged with and into Magnum, whereupon the separate existence of Colt Merger Corporation will cease, and Magnum, as the surviving corporation, will become the Company’s subsidiary.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities or the Common Stock issuable upon conversion thereof under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum, dated May 20, 2008 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Memorandum”), and a final offering memorandum, dated May 21, 2008 (as amended or supplemented at the Execution Time, including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”).  Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Company, the Securities and the Common Stock issuable upon conversion thereof.  The Company hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers.  Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by reference therein.

1.      Representations and Warranties.  The Company represents and warrants to, and agrees with, each Initial Purchaser as set forth below in this Section 1.

(a)     The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  At the Execution Time, on the Closing Date and on any settlement date, the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof, at the Closing Date and on any settlement date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the  Initial Purchasers through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b)     The Disclosure Package, as of the Execution Time, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Initial Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c)     None of the Company, its Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of the Securities or the Common Stock issuable upon conversion thereof under the Act.

(d)     None of the Company, its Affiliates, or any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities.

(e)     The Disclosure Package and the Final Memorandum have been prepared by the Company for use by the Initial Purchasers in connection with the purchase and resale of the Securities exempt from the registration requirements of the Securities Act.  No order or decree preventing the use of the Disclosure Package or the Final Memorandum, or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act has been issued, and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Company is contemplated.

(f)     The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(g)     Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 4 and their compliance with their agreements set forth herein, no registration under the Act of the Securities or the Common Stock issuable upon conversion thereof is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.

(h)     The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum will not be, an “investment company” as defined in the Investment Company Act.

(i)      The Company is subject to and in compliance in all material respects with the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

(j)      The Company has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company (except as contemplated in this Agreement).

(k)     The Company has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(l)      Each of the Company, its subsidiaries, and, to the Company’s knowledge, Magnum and its subsidiaries, has been duly incorporated or organized and is validly existing as a corporation, limited liability company or other entity in good standing under the laws of the jurisdiction in which it is formed with full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction that requires such qualification, except for such jurisdictions where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.

(m)    All the outstanding shares of capital stock or other equity or ownership interests of each Significant Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Memorandum, all outstanding shares of capital stock or other equity or ownership interests of the Significant Subsidiaries are owned by the Company either directly or through a subsidiary that is, except as otherwise set forth in the Disclosure Package and the Final Memorandum,  wholly-owned by the Company, free and clear of any security interest, claim, lien or encumbrance, except in each case as set forth in the Disclosure Package and the Final Memorandum.

(n)     The Company’s authorized equity capitalization is as set forth in the Disclosure Package and the Final Memorandum; the capital stock of the Company conforms to the description thereof contained in the Disclosure Package and the Final Memorandum; the outstanding shares of Common Stock have been duly authorized and validly issued  and are fully paid and nonassessable; the shares of Common Stock initially issuable upon conversion of the Securities have been duly authorized and, when issued upon conversion of the Securities against payment of the conversion price, will be validly issued, fully paid and nonassessable; the Board of Directors of the Company has duly and validly adopted resolutions reserving such shares of Common Stock for issuance upon conversion of the Securities; the holders of outstanding shares of capital stock of the Company are not entitled to preemptive or other rights to subscribe for the Securities or the shares of Common Stock issuable upon conversion thereof; and, except as set forth in the Disclosure Package and the Final Memorandum, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding, other than (i) issuances pursuant to employee benefit plans or upon exercise of outstanding options and (ii) issuances pursuant to the Merger Agreement, in each case as described in the Disclosure Package and the Final Memorandum.

(o)     The statements in the Preliminary Memorandum and the Final Memorandum under the headings “Certain U.S. Federal Tax Consequences”, “Description of the Notes”, “Description of Capital Stock”, “Business of Patriot—Regulatory Matters”, “Business of Patriot—Environmental Laws”, “Risk Factors – Risks Relating to Patriot—Patriot could be liable to Peabody for adverse tax consequences resulting from certain change in control transactions and therefore could be prevented from engaging in strategic or capital raising transactions”, “Patriot’s mining operations are extensively regulated, which imposes significant costs on it, and future regulations and developments could increase those costs or limit Patriot’s ability to produce and sell coal”, “Patriot’s exposure to statutory retiree healthcare costs could be significantly higher than Patriot has estimated”, “—Concerns about the environmental impacts of coal combustion, such as impacts on global climate change, are resulting in increased regulation of coal combustion and could significantly affect demand for Patriot’s products”, “—Patriot may be unable to obtain and renew permits necessary for its operations, which would reduce its production, cash flows and profitability”, and “—Patriot’s operations may impact the environment or cause exposure to hazardous substances, and its properties may have environmental contamination, which could result in material liabilities to Patriot” fairly summarize the matters therein described in all material respects; and, to the knowledge of the Company, the statements in the Preliminary Memorandum and the Final Memorandum under the headings “Risk Factors—Risk Factors Relating to Magnum—If Magnum’s assumptions regarding its likely future expenses related to employee benefit plans are incorrect, then expenditures for these benefits could be materially higher than Magnum has assumed”, “—Magnum has stopped its participation in the production of “synfuel” which has historically generated a portion of Magnum’s revenue”, “—Judicial rulings that restrict the issuance of permits pursuant to the Clean Water Act could significantly increase Magnum’s operating costs, discourage customers from purchasing Magnum’s coal and materially harm Magnum’s financial condition and operating results”, “—Magnum has significant reclamation and mine closure obligations. If the assumptions underlying Magnum’s accruals are materially inaccurate, Magnum could be required to expend greater amounts than anticipated”, “—Magnum’s operations may impact the environment or cause exposure to hazardous materials, and its properties may have environmental contamination, which could result in material liabilities”, “—Environmental litigation could result in delays in Magnum’s efforts to obtain new permits, and in certain cases new permits may not be issued”, “—Magnum is involved in legal proceedings that if determined adversely to Magnum, could significantly impact its profitability, financial position or liquidity”, “Business of Magnum—Regulatory Matters”, “Business of Magnum—Environmental Laws” and “Business of Magnum—Legal Proceedings” fairly summarize the matters therein described in all material respects.

(p)     This Agreement has been duly authorized, executed and delivered by the Company; the Indenture has been duly authorized and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the Company, will constitute a legal, valid, binding instrument enforceable against the Company in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Securities have been duly authorized, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, will have been duly executed and delivered by the Company and will constitute the legal, valid and binding obligations of the Company entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity) and will be convertible into Common Stock in accordance with their terms.

(q)      No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein or in the Indenture, except such as may be required under the blue sky laws of any jurisdiction in which the Securities are offered and sold.

(r)       None of the execution and delivery of the Indenture, this Agreement or the Merger Agreement, the issuance and sale of the Securities or the issuance of the Common Stock upon conversion thereof, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company, its subsidiaries, or, to the knowledge of the Company, Magnum or any of its subsidiaries pursuant to, (i) the charter or by-laws or comparable constituting documents of the Company, its subsidiaries, Magnum or any of its subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company, its subsidiaries, Magnum or any of its subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, its subsidiaries, Magnum or any of its subsidiaries or any of its or their properties, except in the case of clause (ii) and (iii) for any such conflict, breach, violation or imposition as would not result in a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(s)       The consolidated historical financial statements and schedules of (x) the Company and its consolidated subsidiaries and (y) Magnum and its consolidated subsidiaries included or incorporated by reference in the Disclosure Package and the Final Memorandum present fairly in all material respects the financial condition, results of operations and cash flows of the Company or Magnum, as the case may be, as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein); the selected financial data set forth under the captions “Summary – Summary Financial and Operating Data for Patriot,” “Summary – Summary Financial and Operating Data for Magnum,” “Selected Consolidated Financial Data of Patriot” and “Selected Consolidated Financial Data of Magnum” in the Preliminary Memorandum and the Final Memorandum fairly present, on the basis stated in the Preliminary Memorandum and the Final Memorandum, the information included or incorporated by reference therein; the pro forma financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions; the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial statements included in the Disclosure Package and the Final Memorandum; the pro forma financial statements included in the Disclosure Package and the Final Memorandum comply as to form with the applicable accounting requirements of Regulation S-X; and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.

(t)        No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, its subsidiaries, or, to the knowledge of the Company, Magnum or any of its subsidiaries or its or their property is pending or, to the knowledge of the Company, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement, the Indenture or the Merger Agreement or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(u)        Each of the Company, its subsidiaries, and, to the knowledge of the Company, Magnum and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted except where the failure to so own or lease properties would not have a Material Adverse Effect and except as set forth or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(v)        None of the Company, its subsidiaries, or, to the knowledge of the Company, Magnum or any of its subsidiaries is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order, decree or requirement applicable to the Company, its subsidiaries, Magnum or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, such subsidiary, Magnum or such subsidiary or any of its properties, as applicable, except, with respect to clauses (ii) and (iii), as would not result in a Material Adverse Effect.

(w)       Ernst & Young LLP, who have certified certain financial statements of (x) the Company and its consolidated subsidiaries and (y) Magnum and its consolidated subsidiaries and delivered their reports with respect to the audited consolidated financial statements and schedules included or incorporated by reference in the Disclosure Package and the Final Memorandum, are independent public accountants with respect to each of the Company and Magnum within the meaning of the Act.

(x)         There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities or upon the issuance of Common Stock upon the conversion thereof.

(y)        Each of the Company, and to the knowledge of the Company, Magnum, (i) has timely filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto)) and all such tax returns are correct and complete in all material respects, and (ii) has timely paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such tax or assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse

Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(z)         No labor problem or dispute with the employees of the Company, its subsidiaries, or to the Company’s knowledge, Magnum or any of its subsidiaries exists or to the Company’s knowledge is threatened or imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its, its subsidiaries’ or to the Company’s knowledge, Magnum’s or Magnum’s subsidiaries’ principal suppliers, contractors or customers, except as would not have a Material Adverse Effect, and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(aa)        Each of the Company, its subsidiaries and, to the Company’s knowledge, Magnum and its subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and fidelity or surety bonds insuring the Company, its subsidiaries, and to the knowledge of the Company, Magnum or any of its subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect in all material respects; the Company, its subsidiaries, and to the Company’s knowledge Magnum and its subsidiaries are in compliance in all material respects with the terms of such policies and instruments; there are no material claims by the Company or its subsidiaries or, to the Company’s knowledge, Magnum or its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the Company or its subsidiaries or, to the Company’s knowledge, Magnum and its subsidiaries has been refused any insurance coverage sought or applied for; and none of the Company or its subsidiaries or, to the Company’s knowledge, Magnum or its subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(bb)        No subsidiary of the Company or, to the Company’s knowledge, Magnum is currently prohibited, and upon consummation of the acquisition Magnum will not be prohibited, directly or indirectly, from paying any dividends to the Company (or, to the Company’s knowledge, in the case of Magnum’s subsidiaries, to Magnum), from making any other distribution on such subsidiary’s capital stock, from repaying to the Company (or, to the Company’s knowledge, in the case of Magnum’s subsidiaries, to Magnum) any loans or advances to such subsidiary from the Company (or, to the Company’s knowledge, in the case of Magnum’s subsidiaries, to Magnum) or from transferring any of such subsidiary’s property or assets to the Company or any other subsidiary of the Company (or, to the Company’s knowledge, in the case of Magnum’s subsidiaries, Magnum or any of its other subsidiaries), except as described in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(cc)         Except as set forth in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the Company, its subsidiaries, and to the knowledge of the Company, Magnum and its subsidiaries, have such permits, licenses, franchises, certificates, consents, orders and other approvals or authorizations of any governmental or regulatory authority (“Permits”), including, without limitation, any permits or approvals required by the United States Environmental Protection Agency, the United States Office of Surface Mining Reclamation and Enforcement and corresponding state agencies, as are necessary under applicable law to own their properties and to conduct their respective businesses in the manner described in the Disclosure Package and the Final Memorandum, except to the extent that the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. The Company, Magnum and their respective subsidiaries have performed all their material obligations with respect to the Permits except to the extent that such failure to perform would not reasonably be expected to have a Material Adverse Effect, and, to the best knowledge of the Company, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit except to the extent that such revocation or termination would not reasonably be expected to have a Material Adverse Effect, and none of the Company, Magnum or any of their respective subsidiaries has received any notice of proceedings or potential proceedings relating to any such action, except as described in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto) and except to the extent that any such revocation or termination would not have a Material Adverse Effect.

(dd)         The Company and its consolidated subsidiaries, and to the Company’s knowledge, Magnum and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company and its consolidated subsidiaries’ internal controls over financial reporting were effective as of December 31, 2007 and are effective as of the date hereof.  The Company is not aware of any material weakness in its or its consolidated subsidiaries’ internal control over financial reporting.  To the Company’s knowledge, Magnum and its consolidated subsidiaries’ internal controls over financial reporting were effective as of December 31, 2007 and are effective as of the date hereof.  The Company is not aware of any material weakness in the internal control over financial reporting of Magnum and its consolidated subsidiaries.

(ee)          The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(ff)           The Company, its subsidiaries, and to the Company’s knowledge, Magnum and its subsidiaries (i) are in compliance with any and all applicable statutes, laws, rules, regulations, judgments, orders, decrees or requirements relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received and are in compliance with all Permits required of them under applicable Environmental Laws to conduct their respective businesses; (iii) have not received notice of any actual or potential liability under any Environmental Law and have not been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; and (iv) are not aware of the presence, spill, discharge, disposal or release of or exposure to hazardous or toxic substances, materials or wastes relating to their properties or operations that would require investigation or remediation pursuant to Environmental Laws, except, for each of clause (i), (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have a Material Adverse Effect, or as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(gg)          The subsidiaries listed on Annex A attached hereto are the only “significant subsidiaries” of the Company as defined in Rule 1-02 of Regulation S-X (the “Significant Subsidiaries”).

(hh)         None of the following events has occurred or exists:  (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of the Company, its subsidiaries, or, to the knowledge of the Company, Magnum or its subsidiaries that could have a Material Adverse Effect; (iii) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by the Company, its subsidiaries, or, to the knowledge of the Company, Magnum or its subsidiaries that could have a Material Adverse Effect.  None of the following events has occurred or is reasonably likely to occur:  (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries or, to the knowledge of the Company, Magnum and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries or Magnum and its subsidiaries, respectively; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) for the current fiscal year of the Company and its subsidiaries or, to the knowledge of the Company, Magnum and its subsidiaries, compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries or Magnum and its subsidiaries, respectively; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect; or (iv) the filing of a claim by one or more employees or former employees of the Company, its subsidiaries, or, to the knowledge of the Company, Magnum or its subsidiaries related to their employment that could have a Material Adverse Effect.  For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which the Company, its subsidiaries, or, to the knowledge of the Company, Magnum or its subsidiaries may have any liability.

(ii)           None of the Company, its subsidiaries, or to the knowledge of the Company, (x) Magnum or any of its subsidiaries or (y) any director, officer, agent, employee or Affiliate of the Company, Magnum or any of their respective subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company, its subsidiaries and, to the knowledge of the Company, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(jj)           The operations of the Company, its subsidiaries, and to the knowledge of the Company, Magnum and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, its subsidiaries, or to the knowledge of the Company, Magnum or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(kk)         None of the Company, its subsidiaries,  or, to the knowledge of the Company, Magnum or its subsidiaries, any director, officer, agent, employee or Affiliate of the Company, Magnum or any of their respective subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(ll)           There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(mm)       The qualitative and quantitative data regarding proven and probable coal reserves of the Company, and to the Company’s knowledge, Magnum, included or incorporated by reference in the Disclosure Package and the Final Memorandum (x) were derived in accordance with the procedures described in the Disclosure Package and the Final Memorandum and all applicable industry standards, including Industry Guide 7 under the Exchange Act, and

(y)          for the Company, have been reviewed by John T. Boyd Company and Alpha Engineering Services, Inc., and for Magnum, have been reviewed by Weir International, Inc.

(nn)         Prior to the date hereof, the Company has furnished to the Representatives letters, each substantially in the form of Exhibit A hereto, duly executed by each officer and director of the Company listed on Annex B attached hereto and addressed to the Representatives.

Any certificate signed by any officer of the Company and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by the Company, as to matters covered thereby, to each Initial Purchaser.

2.      Purchase and Sale.  (a)  Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.25% of the principal amount thereof, plus accrued interest, if any, from May 28, 2008 to the Closing Date, the principal amount of Firm Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto.

(b)           Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company hereby grants an option to the several Initial Purchasers to purchase, severally and not jointly, the Option Securities at the same purchase price as Initial Purchasers shall pay for the Firm Securities, plus accrued interest, if any, from May 28, 2008 to the settlement date for the Option Securities.  The option may be exercised only to cover over-allotments in the sale of the Firm Securities by the Initial Purchasers.  The option may be exercised in whole or in part at any time (but not more than once) on or before the 30th day after the date of the Final Memorandum upon written or telegraphic notice by the Representatives to the Company setting forth the principal amount of Option Securities as to which the several Initial Purchasers are exercising the option and the settlement date.  Delivery of the Option Securities, and payment therefor, shall be made as provided in Section 3 hereof.  The principal amount of Option Securities to be purchased by each Initial Purchaser shall be the same percentage of the total principal amount of Option Securities to be purchased by the several Initial Purchasers as such Initial Purchaser is purchasing of the Firm Securities, subject to such adjustments as you in your absolute discretion shall make to eliminate any fractional Securities.

3.      Delivery and Payment.  (a)  Delivery of and payment for the Firm Securities and the Option Securities shall be made at 10:00 A.M., New York City time, on May 28, 2008 (if the option provided for in Section 2(b) hereof shall have been exercised on or before the first Business Day immediately preceding the Closing Date) or at 10:00 A.M., New York City time, on the settlement date specified by the Representatives pursuant to Section 2(b) hereof (if the option provided for in Section 2(b) hereof shall have been exercised after the first Business Day immediately preceding the Closing Date), or at such time on such later date not more than three Business Days after the otherwise applicable date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Company or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”).  Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company.  Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

(b)     If the option provided for in Section 2(b) hereof is exercised after the first Business Day immediately preceding the Closing Date, the Company will deliver the Option Securities (at the expense of the Company) to the Representatives on the date specified by the Representatives (which shall be within three Business Days after exercise of said option) for the respective accounts of the several Initial Purchasers, against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Company by wire transfer payable in same-day funds to the account specified by the Company. If settlement for the Option Securities occurs after the Closing Date, the Company will deliver to the Representatives on the settlement date for the Option Securities, and the obligation of the Initial Purchasers to purchase the Option Securities shall be conditioned upon receipt of, supplemental opinions, certificates and letters confirming as of such date the opinions, certificates and letters delivered on the Closing Date pursuant to Section 6 hereof.

4.      Offering by Initial Purchasers.  (a)  Each Initial Purchaser acknowledges that the Securities and the Common Stock issuable upon conversion thereof have not been and will not be registered under the Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b)     Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Company that:

(i)           it has not offered or sold, and will not offer or sell, any Securities as part of their distribution at any time except to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act);

(ii)          neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;

(iii)         in connection with each sale of Securities as part of their distribution, it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A; and

(iv)         it is an “accredited investor” (as defined in Rule 501(a) of Regulation D).

5.      Agreements.  The Company agrees with each Initial Purchaser that:

(a)     The Company will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(c) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b)     The Company will not amend or supplement the Disclosure Package or the Final Memorandum, other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representatives; provided, however, that prior to the completion of the distribution of the Securities by the Initial Purchasers (as determined by the Initial Purchasers), the Company will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Company has furnished the Representatives with a copy of such document for their review and the Representatives have not reasonably objected to the filing of such document.  The Company will promptly advise the Representatives when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission.

(c)      If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representatives), any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Company will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 5(b), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(d)      Without the prior written consent of the Representatives, the Company has not given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representatives.

(e)       The Company will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representatives may designate (including certain provinces of Canada) and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where it is not now so subject.  The Company will promptly advise the Representatives of the receipt by the Company of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(f)        The Company will not, and will not permit any of its Affiliates to, resell any Securities or Shares of Common Stock issued upon conversion thereof that have been acquired by any of them.

(g)        None of the Company, its Affiliates, or any person acting on its or their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities or Common Stock issuable upon conversion thereof under the Act.

(h)        Any information provided by the Company, its Affiliates or any person acting on its or their behalf to publishers of publicly available databases about the terms of the Securities shall include a statement that the Securities have not been registered under the Act and are subject to restrictions under Rule 144A under the Act;

(i)         None of the Company, its Affiliates, or any person acting on its or their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(j)         For so long as any of the Securities or the Common Stock issuable upon the conversion thereof are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Company will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act.  This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(k)        The Company will cooperate with the Representatives and use its reasonable best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(l)         The Company will reserve and keep available at all times, free of pre-emptive rights, the full number of shares of Common Stock issuable upon conversion of the Securities.

(m)       Each of the Securities and the shares of Common Stock issuable upon conversion thereof will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(n)        The Company will not for a period of 90 days following the Execution Time, without the prior written consent of the Representatives, directly or indirectly, (i) offer, sell, contract to sell, pledge or otherwise dispose of, (ii) enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any Affiliate of the Company or any person in privity with the Company or any Affiliate of the Company of, (iii) other than a registration statement filed in connection with the Merger Agreement (including any amendments or supplements thereto), file (or participate in the filing

of) a registration statement with the Commission in respect of, or (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of the Company (other than the Securities), or publicly announce an intention to effect any such transaction; provided, however, that the Company may issue and sell Common Stock or securities convertible into or exchangeable for Common Stock pursuant to any employee stock option or benefit plan, stock ownership plan or dividend reinvestment plan of the Company described in the Disclosure Package and the Final Memorandum and in effect at the Execution Time, the Company may issue Common Stock issuable (i) upon the conversion of securities or the exercise of warrants outstanding at the Execution Time and (ii) pursuant to the Merger Agreement, in each case as described in the Disclosure Package and the Final Memorandum.

(o)        The Company will not take, directly or indirectly, any action designed to or that has constituted, or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(p)        Between the date hereof and the Closing Date, the Company will not do or authorize any act or thing that would result in an adjustment of the conversion price of the Securities.

(q)        The Company will, for a period of twelve months following the Execution Time, furnish to the Representatives all reports or other communications (financial or other) generally made available to stockholders, and deliver such reports and communications to the Representatives as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Company is listed and generally made available to the public.

(r)         The Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

(s)         The Company will prepare a final term sheet, containing solely a description of the Securities and the offering thereof, in the form approved by you and attached as Schedule II hereto.

(t)          The Company agrees to pay the costs and expenses relating to the following matters: (i) the preparation of the Indenture, the issuance of the Securities, the fees of the Trustee and the issuance of the Common Stock upon conversion of the Securities; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the preparation, printing, authentication, issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states, the provinces of Canada and any other jurisdictions specified pursuant to Section 5(e) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification and preparation of supplemental disclosure for use in connection with sales in selected provinces of Canada); (viii) admitting the Securities for trading in the PORTAL Market and listing the common Stock issuable upon conversion of the Securities on the New York Stock Exchange; (ix) the transportation and other expenses incurred by or on behalf of Company representatives in connection with presentations to prospective purchasers of the Securities; (x) the fees and expenses of the Company’s accountants and the fees and expenses of counsel (including local and special counsel) for the Company; and (xi) all other costs and expenses incident to the performance by the Company of its obligations hereunder.

6.      Conditions to the Obligations of the Initial Purchasers.  The obligations of the Initial Purchasers to purchase the Firm Securities and the Option Securities, as the case may be, shall be subject to the accuracy of the representations and warranties of the Company contained herein at the Execution Time, the Closing Date and any settlement date pursuant to Section 3 hereof, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions:

(a)     The Company shall have requested and caused Davis Polk & Wardwell, counsel for the Company, to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, in substantially the form of Exhibit B hereto.

(b)     The Company shall have requested and caused Joseph W. Bean, in-house counsel for the Company, to furnish to the Representatives his opinion, dated the Closing Date and addressed to the Representatives, in substantially the form of Exhibit C hereto.

(c)      The Company shall have requested and caused Freshfields Bruckhaus Deringer US LLP, counsel for Magnum, to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, in substantially the form of Exhibit D hereto.

(d)      The Company shall have requested and caused Magnum’s General Counsel, to furnish to the Representatives his opinion, dated the Closing Date and addressed to the Representatives, in substantially the form of Exhibit E hereto.

(e)       The Representatives shall have received from Cleary Gottlieb Steen & Hamilton LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indenture, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representatives may reasonably require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(f)        The Company shall have furnished to the Representatives a certificate of the Company, signed by (x) the Chief Executive Officer and (y) the Chief Financial Officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Final Memorandum and any amendments or supplements thereto, and this Agreement and that, to the best of their knowledge:

(i)           the representations and warranties of the Company in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii)           since the date of the most recent financial statements included in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(g)        At the Execution Time and at the Closing Date, the Company shall have requested and caused Ernst & Young LLP to furnish to the Representatives letters, dated respectively as of the Execution Time and as of the Closing Date, concerning the Company and Magnum, in form and substance satisfactory to the Representatives.

(h)        Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (g) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Company and its subsidiaries taken as a whole or of Magnum and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(i)         The Securities shall have been designated as PORTAL-eligible securities in accordance with the applicable rules and regulations and the Securities shall be eligible for clearance and settlement through The Depository Trust Company.

(j)         The Company shall have caused the shares of Common Stock initially issuable upon conversion of the Securities to be approved for listing, subject to issuance, on the New York Stock Exchange.

(k)        Prior to the Closing Date, the Company shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representatives.  Notice of such cancellation shall be given to the Company in writing or by telephone or facsimile  confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Initial Purchasers, at One Liberty Plaza, New York, New York, on the Closing Date.

7.      Reimbursement of Expenses.  If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Company to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Company will reimburse the Initial Purchasers severally through the Representatives on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8.      Indemnification and Contribution.  (a)  The Company agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Disclosure Package, the Final Memorandum or any other written information used by or on behalf of the Company in connection with the offer, sale or marketing of the Securities including any roadshow or investor presentation made to investors by the Company (whether in person or electronically), or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action;

provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum, the Disclosure Package, the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Initial Purchaser through the Representatives specifically for inclusion therein.  This indemnity agreement will be in addition to any liability that the Company may otherwise have.

(b)     Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers, and each person who controls the Company within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the Company by or on behalf of such Initial Purchaser through the Representatives specifically for inclusion in the Preliminary Memorandum, the Disclosure Package, the Final Memorandum or in any amendment or supplement thereto.  This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have.  The Company acknowledges that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Securities and (ii), under the heading “Plan of Distribution” the 11th paragraph related to stabilization, syndicate covering transactions and penalty bids in the Preliminary Memorandum, the Disclosure Package and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum, the Final Memorandum or in any amendment or supplement thereto.

(c)     Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d)     In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Company and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder.  If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions.  Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Company and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Company within the meaning of either the Act or the Exchange Act and each officer and director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph (d).

9.      Default by an Initial Purchaser.  If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Company.  In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected.  Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Company or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

10.     Termination.  This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Company prior to delivery of, and payment for, the Securities, if at any time prior to such delivery and payment (i) trading in the Company’s Common Stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis or (iv) there shall have occurred a material adverse change in general economic, political or financial conditions, including, without limitation, as a result of terrorist activities after the date hereof, the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

11.     Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities and other statements of the Company or its officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Company or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities.  The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.     Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to (a) Citigroup Global Markets Inc. General Counsel (fax no.: (212) 816-7912) and confirmed to Citigroup Global Markets Inc. at 388 Greenwich Street, New York, New York 10013, Attention:  General Counsel, (b) Lehman Brothers Inc. (fax no.: 646-834-8133) and confirmed to Lehman Brothers Inc. at 1272 Avenue of the Americas, 42nd Floor, New York, New York 10020, Attention: Syndicate Registration and with a copy, in the case of any notice pursuant to Section 8, to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc. (fax no.: 212-520-0421) and confirmed to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc. at  1272 Avenue of the Americas, 44th Floor, New York, New York 10020 and (c) Cleary Gottlieb Steen & Hamilton LLP, Attention: David Lopez, Esq. (fax no.: (212) 225-3999) and confirmed to Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York New York 10006,  Attention: David Lopez, Esq.; or, if sent to the Company, will be mailed, delivered or telefaxed to Patriot Coal Corporation (fax no.: (314) 275-3656) and confirmed to it at Patriot Coal Corporation, 12312 Olive Boulevard, Suite 400, St. Louis, Missouri 63141, Attention: Joseph W. Bean, with a copy to Davis Polk & Wardwell, Attention: Sarah E. Beshar, Esq. (fax no.: (212) 450-3800) and confirmed to Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.

13.     Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(j) hereof, no other person will have any right or obligation hereunder.

14.     Jurisdiction.  The Company agrees that any suit, action or proceeding against the Company brought by any Initial Purchaser, the directors, officers, employees and agents of any Initial Purchaser, or by any person who controls any Initial Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

15.     Internet Document Service.  The Company hereby agrees that the Representatives may provide copies of the Preliminary Memorandum and Final Memorandum and any other agreement or document relating to the offer and sale of the Securities, including, without limitation, the Indenture, to Xtract Research LLC (“Xtract”) following the Closing Date for inclusion in an online research service sponsored by Xtract, access to which is restricted to “qualified institutional buyers” (as defined in Rule 144A under the Act).

16.     Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

17.     Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

18.     Waiver of Jury Trial.  The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

19.     No Fiduciary Duty.  The Company hereby acknowledges that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and each Initial Purchaser and any Affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principals and not as agents or fiduciaries of the Company and (c) the Company’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity.  Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Company on related or other matters).  The Company agrees that it will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Company in connection with such transaction or the process leading thereto.

20.     Waiver of Tax Confidentiality.  Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

21.     Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

22.     Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

23.     Definitions.  The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time, (ii) the final term sheet prepared pursuant to Section 5(s) hereto and in the form attached as Schedule II hereto and (iii) any Issuer Written Information.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean 7:00 pm on May 21, 2008.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Investment Company Act” shall mean the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package.

“PORTAL” shall mean the Private Offerings, Resales and Trading through Automated Linkages system of the Nasdaq OMX Group, Inc.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S-X” shall mean Regulation S-X under the Act.

“Trust Indenture Act” shall mean the U.S. Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and the several Initial Purchasers.

Very truly yours,

Patriot Coal Corporation

By:	/s/ Mark N. Schroeder
	Name:	Mark N. Schroeder
	Title:	Senior Vice President and Chief Financial Officer

The foregoing Agreement is hereby confirmed
and accepted as of the date first above written.
Citigroup Global Markets Inc.

Citigroup Global Markets Inc.

By:	/s/ Philip Battaglia
	Name:	Philip Battaglia
	Title:	Vice President

Lehman Brothers Inc.

By:	/s/ Robert Milius
	Name:	Robert Milius
	Title:	Managing Director

Each, for itself and the other several Initial
Purchasers named in Schedule I to the
foregoing Agreement.

SCHEDULE I

Initial Purchasers	Principal Amount of Firm Securities to be Purchased

Citigroup Global Markets Inc.	U.S.$ 61,250,000

Lehman Brothers Inc.	61,250,000

Friedman, Billings, Ramsey & Co. Inc.	21,000,000

Fifth Third Securities, Inc.	10,500,000

PNC Capital Markets LLC	10,500,000

U.S. Bancorp Investments, Inc.	10,500,000

Total	U.S.$175,000,000

SCHEDULE II

Patriot Coal Corporation
3.25% Convertible Senior Notes due 2013
Pricing Term Sheet

Issuer:	Patriot Coal Corporation (“Patriot”)

Ticker / Exchange:	PCX / The New York Stock Exchange (“NYSE”)

Title of securities:	3.25% Convertible Senior Notes Due 2013 (the “notes”)

Aggregate principal amount offered:	$175,000,000

Offering price:	Each note will be issued at a price of 100% of its principal amount plus accrued interest, if any, from May 28, 2008

Option to purchase additional notes:	$25,000,000 additional aggregate principal amount of notes

Annual interest rate:	The notes will bear interest at an annual rate equal to 3.25% per annum from May 28, 2008

Reference price (closing price of the common stock on the NYSE on May 21, 2008):	$96.67

Conversion premium:	Approximately 40% of the Reference Price

Initial conversion price:	Approximately $135.34 for each $1,000 principal amount of the notes per share of Patriot common stock

Initial conversion rate:	7.3889 shares of Patriot common stock per $1,000 principal amount of the notes

Interest payment dates:	May 31 and November 30, commencing on November 30, 2008

Maturity date:	May 31, 2013

Call dates:
Patriot may, at its option, redeem for cash (i) some or all of the outstanding notes at any time on or after May 31, 2011, but only if the last reported sale price of Patriot’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date Patriot provides the relevant notice of redemption to holders exceeds 130% of the conversion price in effect on each such trading day, or (ii) all the outstanding notes if at any time less than 10% of the aggregate principal amount of notes initially issued (including any additional notes issued in connection with exercise by the initial purchasers of their over-allotment option) remain outstanding. In each case, any notes redeemed by Patriot will be redeemed for cash at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the date fixed for redemption.

Redemption upon termination of merger agreement:
If the merger agreement relating to Patriot’s pending acquisition of Magnum Coal Company (“Magnum”) has been terminated, Patriot may, at its option, redeem the notes, in whole or in part, at any time on or before December 31, 2008 at a redemption price that will be:

•      an amount in cash equal to the principal amount of the notes to be redeemed, plus any accrued and unpaid interest thereon to, but excluding, the date fixed for redemption; and

1

•      an amount in shares of Patriot common stock, for each $1,000 principal amount of the notes to be redeemed, equal to the lesser of:

(i)    the sum of (a) $20 plus (b) 80% of the amount, if any, by which the “redemption conversion value” (as defined in the Preliminary Offering Memorandum) of such notes exceeds $714.28, such sum divided by the “average redemption VWAP” (as defined in the Preliminary Offering Memorandum); and

(ii)    26.6221 shares (subject to adjustment in the same manner as the conversion rate is adjusted).

Patriot is currently required under its amended credit facility to redeem the notes before December 31, 2008 (or such later date agreed between Patriot and the required majority of the lenders under the credit facility) in the event that the merger agreement relating to Patriot’s pending acquisition of Magnum is terminated.

Put rights:	Holders have the option to require the repurchase of their notes as described below under “Repurchase at the Option of the Holder upon a Fundamental Change.”

Repurchase at the option of the holder upon a fundamental change:
Upon a “fundamental change” as defined in the Preliminary Offering Memorandum, the holders may require Patriot to repurchase for cash all or a portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the “fundamental change repurchase date” (as defined in the Preliminary Offering Memorandum).

Ranking:	The notes will be general senior unsecured obligations of Patriot.

Listing:	None

Trade date:	May 21, 2008

Settlement date:	May 28, 2008

CUSIP:	70336T AA2

ISIN NUMBER:	US70336TAA25

No registration rights; additional interest
Patriot will not file a shelf registration statement for the resale of the notes or any common stock issuable upon conversion of the notes.

If, at any time during the six-month period from, and including, the date which is six months after the original issuance date of the notes offered by the Preliminary Offering Memorandum, Patriot fails to timely file any document or report that Patriot is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than reports on Form 8-K), Patriot will pay additional interest at an annual rate of 0.50% per annum on the notes.

Use of proceeds:
Patriot estimates that the net proceeds to it from this offering will be approximately $168.5 million (or approximately $192.8 million if the initial purchasers exercise their over-allotment option in full), after deducting the initial purchasers’ discounts or commissions and estimated fees and expenses of the offering payable by Patriot.

Patriot will place the net proceeds of this offering in a deposit account pending consummation of its acquisition of Magnum.  If the acquisition is consummated on or before September 30, 2008, the net proceeds will be released from the deposit account, in which case Patriot intends to use

2

approximately $150 million of the net proceeds of this offering to repay existing indebtedness of Magnum at the closing of the acquisition and the remainder, if any, for general corporate purposes. If the merger agreement relating to the Magnum acquisition is terminated, Patriot intends to redeem the notes, in which case the net offering proceeds in the deposit account will be released to fund any payment due upon such redemption. However, if Patriot determines that it is in its best interests not to redeem the notes and secures the consent of the majority of lenders under the credit facility to allow the notes to remain outstanding, Patriot may use such remaining funds for general corporate purposes. An affiliate of Lehman Brothers Inc. is a lender under Magnum’s credit facilities, and accordingly, if the Magnum acquisition is completed, such affiliate will receive a portion of the proceeds from this offering through the repayment of such credit facilities.

Joint book-running managers	Citigroup Global Markets Inc. and Lehman Brothers Inc.

Adjustment to conversion rate upon a make-whole fundamental change:
The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of the notes in connection with a “make-whole fundamental change” as defined in the Preliminary Offering Memorandum, based on the “stock price” and “effective date” (each as defined in the Preliminary Offering Memorandum) of the make-whole fundamental change.

	Effective Date
Stock Price	5/28/08	5/31/09	5/31/10	5/31/11	5/31/12	5/31/13
$ 96.67	2.9555	2.9555	2.9555	2.9555	2.9555	2.9555
$110.00	2.5206	2.3903	2.2333	2.1207	2.0359	1.7020
$125.00	1.9887	1.8297	1.6223	1.4104	1.3180	0.6111
$140.00	1.6021	1.4284	1.1924	0.8854	0.8170	0.0000
$155.00	1.3136	1.1343	0.8853	0.4921	0.4593	0.0000
$170.00	1.0934	0.9144	0.6637	0.2061	0.2040	0.0000
$185.00	0.9221	0.7474	0.5024	0.0000	0.0000	0.0000
$200.00	0.7869	0.6186	0.3842	0.0000	0.0000	0.0000
$225.00	0.6178	0.4629	0.2516	0.0000	0.0000	0.0000
$250.00	0.4969	0.3564	0.1704	0.0000	0.0000	0.0000
$300.00	0.3409	0.2277	0.0874	0.0000	0.0000	0.0000
$350.00	0.2487	0.1578	0.0525	0.0000	0.0000	0.0000
$400.00	0.1899	0.1167	0.0363	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•
If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year.

•
If the stock price is greater than $400.00 per share (subject to adjustment in the same manner and at the same time as the stock prices in the table above), no adjustments will be made in the conversion rate.

•
If the stock price is less than $96.67 per share (subject to adjustment in the same manner and at the same time as the stock prices in the table above), no adjustments will be made in the conversion rate.

3

Notwithstanding the foregoing, in no event will the conversion rate exceed 10.3444 shares of common stock (adjusted in the same manner as the conversion rate as described in the Preliminary Offering Memorandum) per $1,000 principal amount of notes as a result of additional shares.

This communication is intended for the sole use of the person to whom it is provided by the sender.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such solicitation or sale would be unlawful prior to registration or qualification of these securities under the laws of any such state.

The notes and any Patriot common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws.  Accordingly, the notes are being offered and sold only to “qualified institutional buyers” as defined in Rule 144A promulgated under the Securities Act.  The notes and any Patriot common stock issuable upon conversion of the notes are not transferable except in accordance with the restrictions described under “Transfer Restrictions” in the Preliminary Offering Memorandum.

The information in this pricing term sheet supplements Patriot’s Preliminary Offering Memorandum, dated May 20, 2008.  This pricing term sheet is qualified in its entirety by reference to the Preliminary Offering Memorandum.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Memorandum.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

4

EXHIBIT A

[Letterhead of the Company]

____________, 2008

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York  10013

and

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York  10019

As Representatives of the Initial Purchasers

Ladies and Gentlemen:

This letter is being delivered to you in connection with a proposed Purchase Agreement (the “Purchase Agreement”) between Patriot Coal Corporation, a Delaware corporation (the “Company”) and each of you as representatives (the “Representatives”) of a group of initial purchasers (the “Initial Purchasers”) named therein, relating to an offering of notes that will be convertible into common stock, $0.01 par value (the “Common Stock”), of the Company.

In order to induce you and the other Initial Purchasers to enter into the Purchase Agreement, the undersigned will not, without the prior written consent of the Representatives, directly or indirectly, (i) offer, sell, contract to sell, pledge or otherwise dispose of, (ii) enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned of, (iii) other than participating in the preparation and filing of a registration statement in connection with the Merger Agreement (including any amendments or supplements thereto), participate in the filing of a registration statement with the U.S. Securities and Exchange Commission in respect of, or (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder in respect of, any shares of capital stock of the Company or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, for a period of 90 days after the date of the Purchase Agreement, other than (x) shares of Common Stock disposed of as bona fide gifts approved by the Representatives, (y) transfers of Common Stock by will or intestacy, including, without limitation, transfers by will or intestacy to the undersigned’s family members or to any trust (provided that the transferee shall enter into a lock-up agreement substantially in the form of this letter), or (z) the exercise by the undersigned of options or other rights to purchase Common Stock (provided, however, that shares of Common Stock acquired upon such exercise shall be subject to this letter).

If for any reason the Purchase Agreement shall be terminated prior to the Closing Date (as defined in the Purchase Agreement), the agreement set forth above shall likewise be terminated.

Very truly yours,

By:
Name:
Title:

ANNEX A

Significant Subsidiaries

1.	Eastern Coal Company, LLC
2.	Interior Holdings, LLC
3.	Heritage Coal Company LLC
4.	Coal Properties, LLC
5.	Eastern Associated Coal, LLC
6.	Central States Coal Reserves of Kentucky, LLC
7.	Snowberry Land Company
8.	KE Ventures LLC
9.	Kanawha Eagle Coal LLC
10.	Grand Eagle Mining, Inc
11.	Ohio county Coal Company, LLC
12.	Midwest Coal Resources II, LLC
13.	Black Stallion Coal Company
14.	Black Walnut Coal Company
15.	Rivers Edge Mining Inc
16.	Colony Bay Coal Company
17.	Sterling Smokeless Coal Company
18.	Pine Ridge Coal Company
19.	Highland Mining Company
20.	Beaver Dam Coal Company

ANNEX B

J. Joe Adorjan
Michael V. Altrudo
Joseph W. Bean
B.R. Brown
Charles A. Ebetino
Irl F. Engelhardt
John E. Lushefski
Jiri Nemec
Michael M. Scharf
Mark N. Schroeder
Robert O. Viets
Richard M. Whiting